AGREEMENT


          Agreement dated as of July 15, 1999 by and among Devon Energy

Corporation, an Oklahoma corporation ("Devon"), Devon Delaware Corporation, a

Delaware corporation ("Newco"), and Kerr-McGee Corporation, a Delaware

corporation ("Kerr-McGee").

          Whereas, Devon and Kerr-McGee are parties to a Stock Rights and

Restrictions Agreement ("Standstill Agreement") and a Registration Rights

Agreement ("Registration Agreement"), both dated as of December 31, 1996;

          Whereas, Kerr-McGee proposes to make a public offering of an issue of Exchangeable Notes which at Kerr-McGee's option would be exchangeable for shares of Devon Common Stock;

          Whereas, pursuant to the Registration Agreement, Kerr-McGee has requested Devon to register for sale with the Securities and Exchange

Commission shares of Devon Common Stock currently held by Kerr-McGee which would be exchangeable for the Kerr-McGee Exchangeable Notes; and

          Whereas, on May 19, 1999, Messrs. Luke R. Corbett, Tom J. McDaniel

and Lawrence H. Towell, Directors of Devon nominated by Kerr-McGee, did resign from the Devon Board of Directors and Kerr-McGee thereby terminated its status as an affiliate of Devon.

          NOW, THEREFORE, the parties hereto do hereby agree as follows:

          1.   Devon hereby irrevocably instructs Bank Boston N.A., as

Transfer Agent of Devon Common Stock, on the effective date of the Merger (as hereinafter defined) upon presentation by Kerr-McGee to Bank Boston N.A. of a certificate or certificates representing the shares of Devon Common Stock owned by Kerr-McGee to issue new share certificates to replace the presented

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certificates as directed by Kerr-McGee, without any legends, and to promptly return the new certificates to Kerr-McGee.

          2.   The Standstill Agreement shall terminate, without any further action by the parties hereto, upon the effectiveness of the merger (or other business combination) of Devon and PennzEnergy Company, a Delaware corporation ("PZE") pursuant to the Amended and Restated Agreement and Plan of Merger dated as of May 19, 1999 among Devon, Newco, Devon Oklahoma

Corporation and PZE as such agreement may be amended or superseded. (Such merger or business combination is referred to as the "Merger.")

          3.   Devon and Newco hereby covenant and agree that the rights

under any shareholder rights plan that Newco or any other corporation which issues shares in exchange for shares of Devon Common Stock in the Merger,

will have, or adopt, will not become exercisable solely as a result of Kerr-

McGee acquiring shares pursuant to the Merger, provided that between the date hereof and  the effective time of the Merger, neither Kerr-McGee nor any of its controlled subsidiaries acquires by purchase any shares of Devon Common

Stock.

          4.   Provided Kerr-McGee does not, by purchase, increase the

percentage of outstanding shares of Devon or Newco Common Stock owned by it,

Devon and Newco each agree that it will not take the position in any filings with the Securities and Exchange Commission or otherwise that Kerr-McGee is an affiliate of Devon or Newco.

          5.   Upon the effectiveness of the Merger, the Registration

Agreement is hereby amended to delete Section 5 thereof entitled "Stock

Rights and Restrictions Agreement" and, as so amended, shall continue in force and effect in accordance with its terms.


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          6.   Devon and Newco agree that in connection with the proposed

Kerr-McGee public offering of an issue of Exchangeable Notes, referred to above, they will execute and deliver an underwriting agreement in the form thereof attached hereto as Exhibit A with such changes therein as may be agreed to by Kerr-McGee and the underwriters which do not change in any material respect provisions thereof related to Devon and Newco and further provided that the terms of the Exchangeable Notes, size and the timing of the offering, pricing, underwriters discount and selling commissions shall be determined by Kerr-McGee and the underwriters.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective officers thereunder duly authorized.



                                  DEVON ENERGY CORPORATION


                                  By:  /s/  Duke R. Ligon
                                      -------------------------------
                                      Vice President


                                  DEVON DELAWARE CORPORATION


                                  By:  /s/  H. Allen Turner
                                      -------------------------------
                                      Vice President


                                  KERR-MCGEE CORPORATION


                                  By:  /s/  Gregory F. Pilcher
                                      -------------------------------
                                      Vice President



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